Exhibit 99.1

Media Contact:	Investor Contact:
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Financial Corporation Releases
Results of 2015 Dodd-Frank Act Stress Test

WATERBURY, Conn., June 16, 2015 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, today announced the release of its company-run 2015 capital stress test results as required by the Dodd-Frank Act. The stress test disclosure includes results for both Webster Financial Corporation and Webster Bank, and can be found on Webster’s Investor Relations website under the heading “Presentations” http://phx.corporate-ir.net/phoenix.zhtml?c=73114&p=irol-presentations. Webster Financial Corporation’s and Webster Bank’s regulatory capital ratios continue to significantly exceed well-capitalized levels throughout the nine quarter stress test period. Results are based on a forward-looking exercise using hypothetical severely adverse macroeconomic assumptions developed and provided by the Federal Reserve and the Office of the Comptroller of Currency, and do not represent Webster’s economic forecast.

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About Webster
Webster Financial Corporation is the holding company for Webster Bank, N.A. With $23 billion in assets, Webster provides business and consumer banking, mortgages, private banking, trust and investment services through 165 banking offices; 314 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank.